PRICING SUPPLEMENT                                         File No. 333-105098
------------------                                              Rule 424(b)(3)
(To Pricing Supplement and Prospectus dated June 3, 2003)
Prospectus Supplement Number: 2330



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                              Floating Rate Notes


Principal Amount:     $75,000,000    Original Issue Date:  August 18, 2003

Issue Price:          100.00%        Stated Maturity Date: August 18, 2005

CUSIP Number:         59018YRT0

Interest Calculation:                    Day Count Convention:
---------------------                    ---------------------

 /x/         Regular Floating Rate Note    /x/      Actual/360
 / /         Inverse Floating Rate Note    / /      30/360
                 (Fixed Interest Rate):    / /      Actual/Actual



Interest Rate Basis:
--------------------
 / /       LIBOR                          / /       Commercial Paper Rate
 / /       CMT Rate                       / /       Eleventh District Cost of
                                                         Funds Rate
 / /       Prime Rate                     / /       CD Rate
 /X/       Federal Funds Rate             / /       Other (see attached)
 / /       Treasury Rate
   Designated CMT Page:                       Designated LIBOR Page:
         CMT Telerate Page:                LIBOR Moneyline Telerate Page:
                                                      LIBOR Reuters Page:





Index Maturity:         Not Applicable

Minimum Interest Rate:  Not Applicable

Spread:                 +0.250%

Maximum Interest Rate:  Not Applicable

Initial Interest Rate:  Calculated as if the Original Issue Date was an
                        Interest Reset Date

Spread Multiplier:      Not Applicable

Interest Reset Dates:   Each Business Day, commencing August 19, 2003 to
                        but excluding the Stated Maturity Date, subject to the following Business Day convention.

Interest Payment Dates: Quarterly, on the 18th of February, May, August and
                        November commencing November 18, 2003 until maturity, subject to the following Business Day convention.

Repayment at the
Option of the Holder:   The Notes cannot be repaid prior to the Stated Maturity
                        Date.

Redemption at the
Option of the Company:  The Notes cannot be redeemed prior to the Stated
                        Maturity Date.

Form: The Notes are being issued in fully registered book-entry form.

Trustee:                JPMorgan Chase Bank

Underwriters:           Merrill Lynch, Pierce, Fenner & Smith Incorporated
                        ("MLPF&S"), Morgan Keegan & Company, Inc.
                        and Wells Fargo Brokerage Services, LLC (the
                        "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

                        Pursuant to an agreement, dated August 12, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                        Underwriters             Principal Amount of the Notes
                        ------------
                        Merrill Lynch, Pierce, Fenner & Smith
                                    Incorporated                  $ 73,500,000
                        Morgan Keegan & Company, Inc.                $ 750,000
                        Wells Fargo Brokerage Services, LLC          $ 750,000
                                                               ----------------
                                       Total                      $ 75,000,000

                        Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                        The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                        The Company has agreed to indemnify the
                        Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Dated:                  August 12, 2003